EXHIBIT 10.33
SYNNEX CORPORATION
2003 STOCK INCENTIVE PLAN
AMENDMENT TO RESTRICTED STOCK AWARD

This Amendment to the Notice of Restricted Stock Award and Restricted Stock Agreement between SYNNEX Corporation (the “Company”) and Thomas Alsborg (the “Executive”) with respect to the grant of restricted shares of Common Stock of the Company on October 3, 2008, September 29, 2009, October 7, 2010, and October 5, 2011 (the “Agreements”), is entered into by and between the Company and the Executive, and such Amendment shall be effective, as of November 2, 2012.
WHEREAS, the parties hereto wish to make certain modifications to the Agreements to reflect the terms of the offer letter to the Executive, dated November 2, 2012;
NOW, THEREFORE, in consideration of the foregoing and the mutual promises and conditions contained in the Agreements and this Amendment, the parties hereby agree as follows:
1.The Vesting Schedule set forth in the Notice of Restricted Stock Award is hereby amended to read as follows:
Vesting Schedule:    The first 1/5th of the shares subject to this award vest when you complete 12 months of continuous Service as an Employee from the Vesting Commencement Date. Thereafter, an additional 1/5th of the shares subject to this award vest when you complete each additional 12 months of continuous Service as an Employee. If you remain in continuous Service through May 31, 2013 (the “Transition Date”), the shares subject to this award will continue to vest in accordance with the foregoing schedule through January 31, 2014 (the “Deemed Termination Date”) or, if earlier, until 100% of the shares subject to this award have vested.
2.Section 3 of the Restricted Stock Agreement, “Vesting,” is hereby amended to read as follows:
SECTION 3.    VESTING.
The shares that you are receiving will vest in installments, as shown in the Notice of Restricted Stock Award.
No additional shares vest after your Service as an Employee has terminated for any reason, provided that the shares will continue to vest in installments through the Deemed Termination Date if you remain in continuous Service through the Transition Date.

3.Section 5 of the Restricted Stock Agreement, “Forfeiture,” is hereby amended to read as follows:
SECTION 5.    FORFEITURE.
If your Service terminates for any reason, then your shares will be forfeited to the extent that they have not vested before the termination date and do not vest as a result of termination. This means that the Restricted Shares will immediately revert to the Company. You receive no payment for Restricted Shares that are forfeited. The Company determines when your Service terminates for this purpose. Notwithstanding the foregoing, if you remain in continuous Service through the Transition Date, then your shares will not be forfeited on the termination date, but instead will be forfeited to the extent that they have not vested before the Deemed Termination Date.
4.Section 9 of the Restricted Stock Agreement, “Withholding Taxes,” is hereby amended to read as follows:
SECTION 9. WITHHOLDING TAXES.
No stock certificates will be released to you unless you have made arrangements acceptable to the Company to pay any withholding taxes that may be due as a result of this award or the lapse of a substantial risk of forfeiture with respect to the shares. With the Company’s consent, these arrangements may include (a) withholding shares of Company stock that otherwise would be delivered to you when they vest or (b) surrendering shares that you previously acquired. The fair market value of the shares you surrender, determined as of the date when taxes otherwise would have been withheld in cash, will be applied as credit against the withholding taxes.
5.Except as expressly modified by this Amendment, the terms and provisions of the Agreements shall remain unchanged and in full force and effect.
6.Any modification to this Amendment shall be effective only if it is in writing and signed by the parties to be bound thereby.

IN WITNESS WHEREOF, the parties have executed this Amendment, effective as of the day and year first above written.

SYNNEX CORPORATION

Dated:	November 8, 2012	By:	/s/ Simon Leung
Simon Leung
Senior Vice President, General Counsel and
Corporate Secretary

Dated:	November 8, 2012		/s/ Thomas Alsborg
Thomas Alsborg